EXHIBIT 99.1

CONTACT:
Sherry Lang
Senior Vice President
Investor and Public Relations	FOR IMMEDIATE RELEASE
(508) 390-2323	Friday, September 21, 2007
THE TJX COMPANIES, INC. AGREES TO SETTLEMENT OF CUSTOMER CLASS ACTIONS;
SUBJECT TO COURT APPROVAL;
ESTIMATED COSTS OF SETTLEMENT ALREADY REFLECTED AND DISCLOSED
          FRAMINGHAM, Mass.—The TJX Companies, Inc. (NYSE: TJX) today reported that it has entered into a Settlement Agreement with respect to the customer class actions in the United States, Canada and Puerto Rico relating to customer claims arising from the criminal intrusion(s) into TJX’s computer system. The settlement is subject to court approval and other conditions. The estimated costs for this settlement were reflected as part of the Company’s previously reported fiscal 2008 second quarter charge and estimated fiscal 2009 non-cash costs.
          Carol Meyrowitz, President and Chief Executive Officer of The TJX Companies, stated, “From the inception of our Company, our customers have always come first. We deeply regret any inconvenience our customers may have experienced as a result of the criminal attack on our computer system. Importantly, we truly appreciate our customers’ continued patronage. TJX has been working diligently to reach a settlement that offers a good resolution for our customers. This Settlement Agreement addresses the different ways customers have told us they have been impacted by the intrusion(s). TJX remains committed to providing a secure shopping experience for our customers along with the exciting fashions, brands and great values for which we are famous. We believe that the terms of this settlement are beneficial to our customers.”
          TJX has established a helpline in the U.S. (866) 484-6978 and Canada (866) 903-1408 and is providing information on its website, www.tjx.com, to respond to customer questions regarding the Settlement Agreement.
          The Settlement Agreement, which is subject to court approval and other conditions, includes the following provisions:
•	Those customers who returned merchandise without a receipt to our stores and to whom TJX sent letters reporting that their drivers’ license or other identification information may have been compromised in the intrusion(s), will be offered three years of credit monitoring along with identity theft insurance coverage (two years for those who previously accepted TJX’s credit monitoring/identity theft insurance offer), paid for by TJX;
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THE TJX COMPANIES, INC. AGREES TO SETTLEMENT OF CUSTOMER CLASS ACTIONS;
SUBJECT TO COURT APPROVAL;
ESTIMATED COSTS OF SETTLEMENT ALREADY REFLECTED AND DISCLOSED
Friday, September 21, 2007

•	TJX will also reimburse these customers for the documented cost of certain drivers’ license replacements and, if their drivers’ license or other ID numbers were the same as their social security number, for certain losses from identity theft;

•	For any customers who show they shopped at TJX stores located in the U.S., Canada and Puerto Rico (excluding Bob’s Stores) during the relevant periods and incurred certain costs as a result of the intrusion, TJX will offer vouchers for use in these TJX stores in the country in which they reside.

•	TJX will hold a future, one-time, three-day Customer Appreciation special event in which prices at all T.J. Maxx, Marshalls, HomeGoods and A.J. Wright stores in the U.S. and Puerto Rico and all Winners and HomeSense stores in Canada will be reduced by 15%. The timing of this future special event will be advertised, open to all customers and is expected to occur sometime in 2008, at the earliest.

•	The settlement is contingent on completion of an evaluation by plaintiffs’ independent security expert on the computer security enhancements made and planned by TJX and acceptance by the plaintiffs’ counsel of these enhancements.
          Estimated costs to TJX related to this settlement were reflected as part of the $107 million (after tax) reserve for estimated potential losses from the intrusion(s) recorded in the Company’s fiscal 2008 second quarter and previously reported estimated future non-cash charges of $21 million (after tax) anticipated to be taken in fiscal 2009.
          This settlement covers all customer class actions in the United States, Puerto Rico and Canada with respect to the intrusion(s) and is subject to satisfaction of various conditions and final court approval after notice to the plaintiff class and expiration of the time for appeal from any order of the court approving the settlement. While TJX denies the claims and allegations underlying the putative class actions, TJX has concluded that further legal activity would be time consuming and expensive, making it desirable that the actions be settled. The settlement agreement is available on TJX’s website, www.tjx.com.
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THE TJX COMPANIES, INC. AGREES TO SETTLEMENT OF CUSTOMER CLASS ACTIONS;
SUBJECT TO COURT APPROVAL;
ESTIMATED COSTS OF SETTLEMENT ALREADY REFLECTED AND DISCLOSED
Friday, September 21, 2007

          The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 841 T.J. Maxx, 767 Marshalls, 278 HomeGoods, and 128 A.J. Wright stores, as well as 34 Bob’s Stores, in the United States. In Canada, the Company operates 186 Winners and 70 HomeSense stores, and in Europe, 214 T.K. Maxx stores. TJX’s press releases and financial information are also available on the Internet at www.tjx.com.
SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future, including estimates of potential losses from the computer intrusion(s) , are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: completion of the settlement including failure to satisfy all conditions to the settlement including court approval; the results and effects of the intrusion or intrusions into our computer system including the losses and expenses we may incur (which may be different from the amount we reserved and estimated and which differences may be material) and consequences to our business (including potential effects on our reputation and our sales) and to the value of our company and related value of our stock; our ability to successfully expand our store base and increase same store sales; risks of expansion and costs of contraction; our ability to successfully implement our opportunistic inventory strategies and to effectively manage our inventories; successful advertising and promotion; consumer confidence, demand, spending habits and buying preferences; effects of unseasonable weather; competitive factors; factors affecting availability of store and distribution center locations on suitable terms; factors affecting our recruitment and employment of associates; factors affecting expenses; success of our acquisition and divestiture activities; our ability to successfully implement technologies and systems and protect data; our ability to continue to generate adequate cash flows; our ability to execute the share repurchase program; availability and cost of financing; general economic conditions, including gasoline prices; potential disruptions due to wars, natural disasters and other events beyond our control; changes in currency and exchange rates; import risks; adverse outcomes for any significant litigation; changes in laws and regulations and accounting rules and principles; adequacy of reserves; closing adjustments; effectiveness of internal controls; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.
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